Exhibit 99.1

ACI Worldwide, Inc. 120 Broadway — Suite 3350 New York, NY 10271 646.348.6700 FAX 212.479.4000	News Release
Investors contact:
Tamar Gerber
Vice President, Investor Relations
646.348.6706
ACI Worldwide, Inc. Reports Financial
Results for the Quarter Ended March 31, 2009
ACI Reaffirms its Annual Guidance on Sales, Revenue and Operating Income
OPERATING HIGHLIGHTS
•	Achieved approximately $4 million savings in payroll expenses over prior-year first quarter

•	Net positive foreign exchange translation impact of approximately $2 million on the operating business

•	Completed senior level hires in product management and services globally

	Quarter Ended
	March 31,	Better / (Worse)	Better / (Worse)
	2009	March 31, 2008	March 31, 2008

Sales	$60.8	$(3.0)	(5)%

Revenue	$88.2	$(2.5)	(3)%

GAAP Operating Loss	$(2.1)	$0.0	—
(NEW YORK — May 6, 2009) — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of electronic payments software and solutions, today announced financial results for the period ended March 31, 2009. We will hold a conference call on May 6, 2009, at 8.30 a.m. EDT to discuss this information. Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.

“As we anticipated, we achieved performance that was typical of the seasonality of the first quarter and in line with our expectations. Even while we successfully hired seasoned services, product and strategy leaders across our business geographies, we also achieved a quarterly run rate reduction of $4 million in payroll expenses which are reflected in our results. On the sales side, we are equally encouraged by visibility into a strong pipeline for the second quarter that, at present, appears to exceed last year’s sales performance figures -that’s part of the reason that we’re comfortable re-affirming annual guidance,” said Chief Executive Officer Philip Heasley.
Notable business during the quarter included:
•	US: Sales included a sizable ACI Enterprise BankerTM system, a large BASE24® retail renewal which also included an add-on system as well as two large ACI Retail Commerce Server TM systems.

•	EMEA: A Middle East services integrator purchased a new BASE24-epsTM system.

•	Asia: A Philippines bank renewal closed for a BASE24-atm® system.
FINANCIAL SUMMARY
Sales
Sales bookings in the quarter totaled $60.8 million which was a reduction of 5%, or $3.0 million, as compared to the March 2008 quarter. The similar, albeit slightly weaker, year-over-year sales figures reflect the typical seasonality of our business following the year-end quarter. Notable changes in the mix of sales included a rise in new sales accounts to $9.7 million from $1.3 million in the prior-year quarter and a reduction of $6.3 million in term extensions from $14.8 million to $8.5 million in the March 2009 quarter. This reduction in extensions is largely related to the timing of transactions based on contract expiration dates.
Revenues
Revenue was $88.2 million in the quarter ended March 31, 2009, a reduction of $2.5 million or 3% over the prior-year quarter revenue of $90.7 million. The decrease in revenue was largely attributable to negative foreign currency exchange impact of approximately $6 million as well as lower software license fee revenues of $6.6 million due to a one-time capacity event in the prior year quarter. This reduction in license fees was partially offset by a $4.1 million increase in services revenue. Our March 2009 GAAP revenue was derived principally from our backlog; 95% of the revenue derived from backlog whereas 5% of the revenue was provided by current-period sales. Our monthly recurring revenue figure in the quarter of $57.4 million, a rise of $1.1 million over the prior-year quarter, resulted largely from higher monthly software license fee revenues in the Americas.
Backlog
As of March 31, 2009, our estimated 60-month backlog was $1.410 billion, essentially flat as compared to $1.407 billion at December 31, 2008, and $1.408 billion as of March 31, 2008. As of March 31, 2009, our 12-month backlog was $335 million, as compared to $325 million for the quarter ended December 31, 2008, and $349 million for the quarter ended March 31, 2008. The 12-month backlog was reduced by $14 million on a quarterly year-over-year basis as we recognized large transactions during 2008 such as MasterCard, Faster Payments for a number of UK-based customers, and the Middle East switch.
Liquidity
We had $109.5 million in cash on hand at March 31, 2009, a decrease of $3.5 million as compared to the December 2008 quarter. As of March 31, 2009, we also had $75.0 million in unused borrowings under our credit facility.
Operating Free Cash Flow
Operating free cash flow (“OFCF”) for the quarter was $(2.6) million compared to $45.3 million for the March 2008 quarter. The reduction in our operating free cash flow reflects the prior year receipt of $36.1 million in payments under the terms of the alliance agreement with International Business Machines Corporation in the March 2008 quarter as well as production of organic OFCF of $9.2 million in the prior year quarter. The year-over-year negative variance in operating free cash flow of $11.8 million was largely due to lower trade cash receipts of $6 million and $3 million in higher capital expenditures. Receipt of $5.8 million in trade receivables due to be paid in the first quarter occurred instead in the first several weeks of the second quarter.

Operating Loss
Operating loss was $2.1 million in the March 2009 quarter, flat as compared to an operating loss of $2.1 million in the March 2008 quarter.
Operating Expenses
Operating expenses were $90.3 million in the March 2009 quarter compared to $92.7 million in the March 2008 quarter, an improvement of $2.4 million or 3%. Operating expenses decreased largely as a result of a reduction of $4 million in payroll expenses and a foreign currency exchange-related benefit of $8 million partially offset by a $6 million expenditure in professional fees, severance, the IBM IT Outsourcing and business reinvestment.
Other Income and Expense
Other expense for the quarter was $1.6 million, compared to other expense of $1.0 million in the March 2008 quarter. The increase in other expense versus the prior-year quarter resulted primarily from a negative variance of $4.4 million related to foreign currency exposure offset by $3.2 million improvement in the fair value interest rate swap. Interest expense improved by $0.6 million while we received approximately $0.3 million less than in interest income as compared to the prior-year quarter.
Taxes
Income tax expense in the quarter was $0.4 million due to losses in tax jurisdictions for which we received no tax benefit offset by income in tax jurisdictions in which we accrued tax expense. Furthermore, as mentioned in previous quarters, the company continues to incur a fixed amortization charge of $0.6 million per quarter related to the transfer of intellectual property outside the United States.
Net Loss and Diluted Earnings Per Share
Net loss for the quarter was $4.1 million, compared to net loss of $4.9 million during the same period last year.

Loss per share for the quarter ended March 2009 was $(0.12) per diluted share compared to $(0.14) per diluted share during the same period last year.
Weighted Average Shares Outstanding
Total weighted average shares outstanding were 34.5 million for the quarter ended March 31, 2009 as compared to 35.2 million shares outstanding for the quarter ended March 31, 2008.
Re-affirmation of Guidance
We do not anticipate any changes to our annual guidance based upon what we are seeing in our business markets to date. Hence, guidance remains as indicated on February 26, 2009 with the calendar year guidance as follows: Sales of $450-460 million, GAAP revenue of $415-425 million and GAAP Operating Income of $35-40 million.
-End-

About ACI Worldwide, Inc.
ACI Worldwide is a leading provider of electronic payments software and services to major banks, retailers and processors around the world. The company enables online payment processing, online banking, fraud prevention and detection, and back-office services. ACI solutions provide market-leading levels of reliability, manageability and scale, to more than 800 customers in 88 countries. Visit ACI Worldwide at www.aciworldwide.com.
Non GAAP Financial Measures
ACI is presenting operating free cash flow, which is defined as net cash provided (used) by operating activities, excluding cash payments associated with one-time employee related actions, cash payments associated with early termination of leases, less capital expenditures and plus or minus net proceeds from IBM. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided (used) by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing cash flow.

	Quarter Ended March 31,
	2009	2008

Net cash provided by operating activities	$2.8	$46.5
Adjustments:
Net after tax cash payments associated with employee-related activities	1.6	0.5
Net after tax cash payments associated with early termination of Watford facility lease	—	0.6
Less capital expenditures	(5.3)	(2.6)
Less alliance technical enablement expenditures	(1.7)	(0.9)
Proceeds from alliance agreement	—	1.2

Operating Free Cash Flow	$(2.6)	$45.3

Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.
ACI also includes backlog estimates which are all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.
Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:
•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.
•	License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.
•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.
•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.
Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.
Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.
The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.
Reclassification
The Company redefined its cost of software license fees in order to better conform to industry practice. The definition has been revised to be third-party software royalties as well as the amortization of purchased technology. Previously, cost of software license fees also included certain costs associated with maintaining software products that have already been developed and directing future product development efforts. These costs included human resource costs and other incidental costs related to product management, documentation, publications and education. These costs have now been reclassified to research and development and cost of maintenance and services.

Forward-Looking Statements
This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this presentation include, but are not limited to, statements regarding the: (a) expectations and assumptions regarding the Company’s sales pipeline for the second quarter and sales performance during 2009; (b) expectations and assumptions related to the Company’s ability to maintain the run-rate reduction in its payroll expenses; and (c) expectations and assumptions regarding sales, revenues, and operating income.
Forward-looking statements can be affected by the judgments and estimates underlying such assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements, and our business, financial condition and results of operations could be materially and adversely affected. In addition, we disclaim any obligation to update any forward-looking statements after the date of this press release, except as required by law. All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. . Such factors include, but are not limited to, risks related to the global financial crisis, restrictions and other financial covenants in our credit facility, volatility and disruption of the capital and credit markets, our restructuring efforts, the restatement of our financial statements, consolidation in the financial services industry, changes in the financial services industry, the accuracy of backlog estimates, material weaknesses in our internal control over financial reporting, our tax positions, volatility in our stock price, risks from operating internationally, increased competition, our offshore software development activities, the performance of our strategic product, BASE24-eps, the maturity of certain legacy retail payment products, demand for our products, our alliance with IBM, our outsourcing agreement with IBM, the complexity of our products and the risk that they may contain hidden defects, governmental regulations and industry standards, our compliance with privacy regulations, system failures, the protection of our intellectual property, future acquisitions and investments and litigation. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	March 31,	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$109,500	$112,966
Billed receivables, net	84,620	77,738
Accrued receivables	11,558	17,412
Deferred income taxes, net	13,166	17,005
Recoverable income taxes	3,596	3,140
Prepaid expenses	10,107	9,483
Other current assets	9,647	8,800

Total current assets	242,194	246,544

Property, plant and equipment, net	18,202	19,421
Software, net	28,857	29,438
Goodwill	197,012	199,986
Other intangible assets, net	28,469	30,347
Deferred income taxes, net	19,566	12,899
Other assets	14,014	14,207

TOTAL ASSETS	$548,314	$552,842

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,728	$16,047
Accrued employee compensation	14,959	19,955
Deferred revenue	111,505	99,921
Income taxes payable	934	78
Alliance agreement liability	7,384	6,195
Accrued and other current liabilities	21,857	24,068

Total current liabilities	170,367	166,264

Deferred revenue	25,718	24,296
Note payable under credit facility	75,000	75,000
Deferred income taxes	1,775	2,091
Alliance agreement noncurrent liability	33,441	37,327
Other noncurrent liabilities	32,219	34,023

Total liabilities	338,520	339,001

Commitments and contingencies

Stockholders’ equity
Preferred Stock	—	—
Common stock	204	204
Common stock warrants	24,003	24,003
Treasury stock	(145,247)	(147,808)
Additional paid-in capital	303,021	302,237
Retained earnings	54,336	58,468
Accumulated other comprehensive loss	(26,523)	(23,263)

Total stockholders’ equity	209,794	213,841

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$548,314	$552,842

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Revenues:
Software license fees	$31,178	$37,739
Maintenance fees	31,440	31,437
Services	25,595	21,487

Total revenues	88,213	90,663

Expenses:
Cost of software license fees	3,167	2,596
Cost of maintenance and services	27,222	27,619
Research and development	18,973	20,577
Selling and marketing	15,108	16,664
General and administrative	21,504	21,211
Depreciation and amortization	4,346	4,072

Total expenses	90,320	92,739

Operating loss	(2,107)	(2,076)

Other income (expense):
Interest income	301	593
Interest expense	(769)	(1,366)
Other, net	(1,120)	(190)

Total other income (expense)	(1,588)	(963)

Loss before income taxes	(3,695)	(3,039)
Income tax expense	437	1,862

Net Loss	$(4,132)	$(4,901)

Loss per share information
Weighted average shares outstanding
Basic	34,522	35,165
Diluted	34,522	35,165

Loss per share
Basic	$(0.12)	$(0.14)
Diluted	$(0.12)	$(0.14)

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Three Months Ended
	March 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(4,132)	$(4,901)
Adjustments to reconcile net loss to net cash flows from operating activities
Depreciation	1,566	1,576
Amortization	4,175	3,809
Tax expense of intellectual property shift	550	590
Amortization of debt financing costs	84	84
Gain on reversal of asset retirement obligation	—	(949)
Gain on transfer of assets under contractual obligations	(56)	—
Loss on disposal of assets	8	218
Change in fair value of interest rate swaps	440	3,689
Deferred income taxes	(3,934)	(3,003)
Stock-based compensation expense	2,616	2,552
Tax benefit of stock options exercised	27	40
Changes in operating assets and liabilities:
Billed and accrued receivables, net	(2,621)	3,215
Other current assets	(1,124)	(3,064)
Other assets	(573)	668
Accounts payable	(53)	(3,793)
Accrued employee compensation	(4,451)	(1,825)
Proceeds from alliance agreement	—	36,087
Accrued liabilities	(4,151)	(4,264)
Current income taxes	355	1,413
Deferred revenue	14,576	14,328
Other current and noncurrent liabilities	(453)	54

Net cash flows from operating activities	2,849	46,524

Cash flows from investing activities:
Purchases of property and equipment	(930)	(1,465)
Purchases of software and distribution rights	(4,358)	(1,127)
Alliance technical enablement expenditures	(1,733)	(943)
Proceeds from alliance agreement	—	1,246
Other	50	(13)

Net cash flows from investing activities	(6,971)	(2,302)

Cash flows from financing activities:
Proceeds from issuance of common stock	330	639
Proceeds from exercises of stock options	1,362	382
Excess tax benefit of stock options exercised	48	28
Purchases of common stock	—	(30,064)
Common stock withheld from vested restricted share awards for payroll tax withholding	(345)	—
Payments on debt and capital leases	(530)	(791)

Net cash flows from financing activities	865	(29,806)

Effect of exchange rate fluctuations on cash	(209)	(2,760)

Net increase (decrease) in cash and cash equivalents	(3,466)	11,656
Cash and cash equivalents, beginning of period	112,966	97,011

Cash and cash equivalents, end of period	$109,500	$108,667